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                                                                 EXHIBIT 10.21.1

                     [Letterhead of Universal Access, Inc.]

                                February 8, 1999


Mr. Patrick Shutt
President
100 North Riverside Plaza
Suite 2200
Chicago, IL 60606

          Re: Employment, Non-Competition and Proprietary Rights Agreement dated as of September 15, 1998 (the "Employment Agreement")

Dear Patrick:

          You and the Company have discussed changing certain terms of the Employment Agreement, and the Company would like to obtain your acknowledgment and agreement that promptly, and in any case within sixty (60) days, following the closing of the sale of shares of Series B Cumulative Convertible Preferred Stock, the Employment Agreement will be amended to include the following terms:

          1. The initial term, of employment under the Employment Agreement will be one year, renewable automatically for additional one-year periods unless terminated by you or by the Company by written notice not less than three months before the expiration of the then-current term.

          2. Section 2.4(c) will be revised to provide that in lieu of any severance under any severance plan that the Company may then have in effect, and subject to the conditions described in Section 2.4, the Company will pay you the balance of your base salary and bonus for the greater of (i) six months and (ii) the remaining term of the employment term, excluding any renewals of the then-current term, plus prorated vacation pay and expense reimbursement through the date of termination, as well as the "Insurance Coverage" defined in the Employment Agreement.

          3. The base salary and bonus described in Section A(l) and A(2) of Exhibit A to the Employment Agreement will be determined by a compensation committee to be established by the board of directors, provided, however, that your base salary shall be not less than $155,000 per year. By signing below you will also acknowledge and agree that you shall not be entitled to any bonus payments under A(2) of Exhibit A to the Employment Agreement, as this provision is currently drafted, and that you will only be entitled to bonus payments determined by a compensation committee to be established by the board of directors.

The remaining provisions of the Employment Agreement shall remain substantially identical to those


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Mr. Patrick Shutt
February 8, 1999
Page 2

currently contained in the Employment Agreement, subject to any changes to which you and the Company may mutually agree.

          Please indicate that you acknowledge and agree to the changes described in this letter by signing where indicated below.

                                        UNIVERSAL ACCESS, INC.

                                        By: /s/ ROBERT POMMER, JR.
                                           ------------------------
                                        Name:  Robert Pommer, Jr.
                                        Title: Executive Vice President and
                                               Chief Operating Officer


Acknowledged, Agreed to and Accepted:

/s/ PATRICK SHUTT
-----------------------------
PATRICK SHUTT

Dated: February 8th, 1999